Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made by and between RBC Life Sciences, Inc. (“Employer”) located at 2301 Crown Court, Irving, Texas 75038 and Kenneth L. Sabot (“Employee”), residing at 7201 Summitview Drive, Irving, Texas 75063.

The parties to this Agreement declare that:

Employer is engaged in, among other businesses, the international distribution of nutritional supplements and personal care products through the network marketing distribution model, and the distribution of wound care and oncology care products.

Employee is willing to be employed by Employer, and Employer is willing to employ Employee, on the terms, covenants, and conditions set forth in this Agreement.

In consideration of the mutual promises set forth in this Agreement, Employer and Employee agree as follows:

Section 2. Effective Date and Purpose. The effective date of this Agreement shall be January 1, 2007 (the “Effective Date”). This Agreement sets forth the terms and conditions of Employee’s employment with Employer and replaces and supersedes any prior employment agreement or understanding between Employee and Employer regarding Employee’s employment with Employer.

Section 3. Employment Title and Duties. Employer shall employ Employee in the capacity of Senior Vice President—Operations. In this capacity, Employee shall have the responsibility to perform all duties that are customarily performed by one holding that position in other, same, or similar businesses or enterprises as that engaged in by Employer. A diagram of Employee’s functional responsibility is attached as Exhibit A. Employer reserves the right to modify Exhibit A as necessary or appropriate throughout the life of this Agreement. Employee accepts this employment, subject to the general supervision and pursuant to the orders and direction of Employer. Employee shall also render such other and services and duties, consistent with such capacity, as may be assigned from time to time by Employer.

Section 4. Compensation of Employee. Employer shall pay Employee, in full payment for Employee’s services and covenants under this Agreement, the following compensation:

a.	Monthly Base Salary. During his employment, Employee’s monthly base salary shall be $17,500.00 payable bi-weekly in equal payments.

b.	Incentive Bonus. During his employment, Employee shall have a reasonable opportunity to earn a cash incentive bonus as described in Exhibit B. The maximum cash incentive bonus that may be earned by Employee for any calendar year is two times Employee’s annual base salary.

c.	Health and Welfare Benefits. During his employment, Employee shall be eligible to participate in the health and welfare benefit plans and programs offered from time to time by Employer for its similarly situated employees, upon the terms and subject to conditions of such plans and programs.

Employment Agreement – Kenneth L. Sabot

d.	Special Compensation Payment. Within ten (10) business days following the Effective Date, and, if this Agreement is renewed following the initial term for one or more terms, within ten (10) days following the first day of each renewal term, Employer will pay Employee a single sum cash payment in the amount of $1,000.00 which is intended to assist Employee in purchasing life insurance coverage under group term insurance programs made available by Employer or in such other manner as deemed appropriate by Employee; provided, however, that Employee is not required to use such special compensation payment for any specific purpose.

Section 5. Best Efforts of Employee. Employee agrees to perform all of the duties pursuant to the express and implicit terms of this Agreement to the reasonable satisfaction of Employer. Employee further agrees to perform such duties faithfully and to the best of his ability, talent, and experience.

Section 6. Place of Employment. Employee shall render such duties at 2301 Crown Court, Irving, Texas 75038 and at such other places as Employer shall in good faith require or as the interest, needs, business, or opportunity of Employer shall require.

Section 7. Non-Competition with Employer during Employment. Employee shall devote all his time, attention, knowledge, and skills solely to the business and interest of Employer, and Employer shall be entitled to all of the benefits and profits arising from the work of Employee. Employee shall not, during his employment under this Agreement, perform services for or be interested directly or indirectly, in any manner, as partner, officer, director, shareholder, advisor, consultant, employee, or in any other capacity in any other business similar to Employer’s business, any allied trade, or any business offering a competing or alternative product or service. However, nothing contained in this section shall prevent or limit Employee from continuing to receive the benefits of relationships previously described to Employer or investing in the capital stock or other securities of any corporation whose stock or securities are publicly owned and traded on any public exchange, nor shall anything contained in this Section 6 prevent or limit Employee from investing in real estate.

Section 8. Restrictions on the Use of Trade Secrets and Records. During the term of employment under this Agreement, Employee may have access to various trade secrets and intellectual property consisting of formulas, patterns, devices, inventions, processes, and compilations of information, records and specifications, all of which are owned by Employer and regularly used in the operation of Employer’s business. All files, records, customer lists, documents, drawings, specifications, equipment, and similar records and items relating to the business of Employer, whether they are prepared by Employee or come into Employee’s possession in any other way and whether or not they contain or constitute trade secrets owned by Employer, are and shall remain the exclusive property of Employer and shall not be removed from the premises of Employer under any circumstances whatsoever without the prior written consent of Employer. Employee agrees not to divulge, misappropriate, use, or disclose any of these trade secrets and records directly or indirectly, to any person, firm, corporation, or other entity in any manner whatsoever, either during the term of employment under this Agreement or at any time thereafter, except as required in the course of employment. This Section 7 shall survive Employee’s termination of employment.

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Section 9. Term. This Agreement shall be effective for period of one (1) year beginning on January 1, 2007 and ending on December 31, 2007. This Agreement shall be automatically renewed for an additional one-year period upon expiration of its initial term and each anniversary thereafter, unless either Employer or Employee gives written notice to the other party at least thirty (30) days prior to the last day of the then current term of the Agreement.

Section 10. Termination of Employment.

a.	Non-renewal of Agreement by Employer. If Employer elects not to renew employment under this Agreement pursuant to the terms of Section 8, Employee, unless otherwise requested by Employer, shall continue to render services, and shall be paid compensation as provided in this Agreement, through the last day of the current term of the Agreement. In addition, if Employee executes a general release in the form and at the time requested by Employer, Employee shall continue to be paid his monthly base salary for a period of six (6) months as severance pay following the date of termination and previously accrued, unused personal time off, as determined and limited under the Employer’s personal time off policy (“PTO”). The amounts paid shall be reduced by all amounts withheld and deducted pursuant to Section 16. No benefits, bonuses, PTO, or other forms of compensation, except for the severance payments, will be paid to Employee or accrued for this six-month severance payment period. If Employer offers to continue Employee’s employment on a non-contractual basis following the Employer’s non-renewal of this Agreement and Employee elects to continue his employment on that basis, Employee will not be entitled to the severance pay referred to in this Section 9.a.

b.	Non-renewal of Agreement by Employee. If Employee elects to resign prior to the expiration of the then current term of this Agreement pursuant to the terms of Section 8, Employee shall continue to render services, unless otherwise requested by Employer, through the last day of the current term of the Agreement. If he complies with this requirement, he shall be paid his monthly base salary as provided in this Agreement up to the last day of employment plus any accrued, unused PTO and any annual incentive bonus or additional compensation that may have otherwise accrued during the current term of this Agreement.

c.	Termination by Employer for Cause. Employer may immediately terminate the employment of Employee under this Agreement for “Cause” (as defined below) at any time by giving written notice of termination to Employee without prejudice to any other remedy to which Employer may be entitled either at law, in equity, or under this Agreement. In this case, Employee will be paid his monthly base salary up to the date of his termination of employment and shall not be entitled to any other compensation or benefits under this Agreement.

For purposes of this Agreement, “Cause” shall mean, in each case, as reasonably determined by the Board: (i) conviction of, or entry of a pleading of guilty or no contest by, Employee with respect to a felony or any lesser crime of which fraud or dishonesty is a material element, (ii) Employee’s willful and continued failure to perform his duties with Employer, or a failure to follow the lawful direction of the Board after the Board delivers a written demand for performance and Employee neglects to cure such a failure to the reasonable satisfaction of the

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Board within 15 days after receipt of the demand, (iii) Employee’s failure to comply with applicable laws with respect to the execution of Employer’s business operations or his material breach of Sections 6 or 7 of this Agreement, (iv) Employee’s theft, fraud, embezzlement, dishonesty, or similar conduct which has resulted or is reasonably likely to result in material damage to Employer or any of its affiliates or subsidiaries, or (v) Employee’s habitual intoxication or continued abuse of illegal drugs which interferes with Employee’s ability to perform his assigned duties and responsibilities.

d.	Termination by Employee for Good Reason. Employee may terminate his employment under this Agreement for “Good Reason” (as defined below) at any time by giving written notice of termination to Employer without prejudice to any other remedy to which Employee may be entitled either at law, in equity, or under this Agreement. In this case, if Employee executes a general release in the form and at the time requested by Employer, Employee shall be paid his monthly base salary for a period of six (6) months as severance pay following the date of termination, plus an amount equal to his accrued, unused PTO. In addition, if at the end of the year in which employee terminates employment, the employee would have received a bonus as described in Exhibit B, employee will be paid a prorata share of the bonus for the full months of actual employment in that year. The amounts paid shall be reduced by all amounts withheld and deducted pursuant to Section 16. No benefits, bonuses, PTO, or other forms of compensation, except for the severance payments, will be paid to Employee or accrued for this six-month severance payment period.

For purposes of this Agreement, the term “Good Reason” shall mean: (i) a material breach by Employer of this Agreement which breach is not cured within 30 days after the Board’s receipt of written notice of such non-compliance from Employee; or (ii) the assignment to Employee by Employer of duties materially and adversely inconsistent with Employee’s position, duties, or responsibilities as in effect immediately after the Effective Date of this Agreement, including, but not limited to, any material reduction in such position, duties or responsibilities, or a change in Employee’s title or office, as then in effect, or any removal of Employee from any of such positions, titles, or offices.

e.	Termination Following a Change of Control. If during the one-year period following the effective date of a “Change of Control” (as defined below), Employer terminates Employee’s employment under this Agreement for any reason other than Cause or Employee terminates his employment under this Agreement for Good Reason and, in either case, Employee executes a general release in the form and at the time requested by Employer, Employee shall continue to be paid his monthly base salary for a period of twelve (12) months as severance pay following the date of termination and accrued, unused PTO. The amounts paid shall be reduced by all amounts withheld and deducted pursuant to Section 16. No benefits, bonuses, PTO, or other forms of compensation, except for the severance payments, will be paid to Employee or accrued during this twelve-month severance period.

For purposes of this Agreement, the term “Change of Control” shall mean:

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(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than Employer’s current Chief Executive Officer, Clinton H. Howard, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Employer representing fifty percent (50%) or more of the combined voting power of Employer’s then outstanding securities;

(ii) as a result of, or in connection with, any tender offer or exchange offer, merger, or other business combination (a “Transaction”), the persons who were directors of Employer immediately before the Transaction (except for any person whose initial election as a director occurs as the result of an actual or threatened election contest, within the meaning of Rule 14a-11 under the Exchange Act, or other actual or threatened solicitation of proxies or contests by or on behalf of a person other than the Board) shall cease to constitute a majority of the Board of Directors (the “Board”) of Employer or any successor to Employer;

(iii) Employer is reorganized, merged or consolidated with another corporation and as a result of the reorganization, merger or consolidation less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of Employer; or

(iv) Employer sells or disposes of all or substantially all of its assets to any person, other corporation, or other legal entity not controlled by Employer, or the shareholders approve a plan of complete liquidation or an agreement for the sale or disposition of Employer in a majority.

f.	Death of Employee. This Agreement shall be deemed terminated as of the date of Employee’s death. In this case, Employer shall pay to employee’s estate Employee’s monthly base salary as provided in this Agreement up to the date of termination, plus Employee’s accrued, unused PTO.

g.	Disability of Employee. Should Employee be unable to perform his duties under this Agreement by reason of inability to perform the essential functions of the position for a period of six (6) months, Employer shall have the right to terminate this Agreement upon written notice to Employee. During the period that Employee fails to perform his duties as a result of his inability to perform the essential functions of the position, Employer will continue to pay Employee Employee’s monthly base salary, reduced by any disability payments received by Employee from a disability program made available by Employer, for a period of six (6) months after the date on which Employee was determined to be unable to perform the essential functions of the position. On the date of Employee’s termination of employment, Employee shall be paid his accrued, unused PTO. The amounts paid shall be reduced by all amounts withheld and deducted pursuant to Section 16.

h.	Early Termination by Employer. Should Employer terminate the employment of Employee prior to the end of the initial term or any renewal term in effect, other than by reason of Cause, death or disability, or during the twelve-month period following a Change of Control, and Employee executes a general release in the Form and at the time requested by Employer, Employee shall be paid the

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greater of (i) his monthly base salary through the last day of the initial term or renewal term then in effect, plus an amount equal to his accrued, unused PTO or (ii) his monthly base salary for a period of six (6) months, increased by two weeks for each “Year of Service” (as defined below) performed by Employee prior to his termination date, as severance pay following the date of termination, plus an amount equal to his accrued, unused PTO. In addition, if at the end of the year in which employment is terminated, the employee would have received a bonus as described in Exhibit B, employee will be paid a prorata share for the full months of actual employment in that year. The amounts paid shall be reduced by all amounts withheld and deducted pursuant to Section 16. No benefits, bonuses, PTO, or other forms of compensation, except for the severance payments, will be paid to Employee or accrued for any time beyond the last day of the initial term or renewal term of this Agreement.

For purposes of this Agreement, the term “Year of Service” shall mean each full year Employee is employed by Employer prior to his last day of actual employment under this Agreement. In determining an Employee’s Years of Service, all fractions of a year worked shall be aggregated to determine whether an additional Year of Service will be credited.

i.	Early Termination by Employee. Should Employee terminate his employment prior to the end of the initial term or any renewal term in effect, other than for Good Reason, death or disability, Employee shall be paid his monthly base salary and unused, accrued PTO up to the last day of employment, and shall not be entitled to any other compensation or benefits under this Agreement, including any incentive bonus.

Section 11. Deferred Payments for Certain Key Employees. Notwithstanding any other provisions contained in this Agreement to the contrary, no payments that are considered to be “deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) may be made to Employee as a result of Employee’s separation from the service of Employer until the date that is six months after the date of the separation from service (or, if earlier, the death of Employee) if Employee is a “specified employee” as described in Section 409A(a)(2)(B)(i) of the Code at the time the payment otherwise would have been made.

Section 12. Indemnity. Employer shall indemnify Employee and hold Employee harmless for any acts or decisions made by Employee in good faith and that were reasonably believed to be in the best interest of Employer while performing services for Employer. Employer will use its reasonable best efforts, to maintain Director and Officer insurance coverage in the amount of $1,000,000 for Employee under an insurance policy covering the officers and directors of Employer against lawsuits. Employer shall pay all reasonable expenses, including attorney’s fees, actually and necessarily incurred by Employee in connection with any appeal thereon, including the cost of court settlements. Notwithstanding the preceding sentence, (i) the obligations of Employer shall be subject to the condition that the Board shall not have determined based on advice from its legal counsel that Employee would not be permitted to be indemnified under applicable law, and (ii) the obligation of Employer to make an expense or fee advance pursuant to this Section 10 shall be subject to the condition that, if, when and to the extent that the Board determines that Employee would not be permitted to be so indemnified under applicable law, Employer shall be entitled to be reimbursed by Employee (who hereby agrees to reimburse Employer) for all such amounts theretofore paid (it being understood and agreed that the foregoing agreement by Employee shall be deemed to satisfy any requirement that Employee

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provide Employer with an undertaking to repay any advancement of fees or expenses if it is ultimately determined that Employee is not entitled to indemnification under applicable law); provided, however, that if Employee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that Employee should be indemnified under applicable law, any determination made by the Board that Employee would not be permitted to be indemnified under applicable law shall not be binding and Employee shall not be required to reimburse Employer for any expense advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or have lapsed). This undertaking by Employee to repay such expense advance shall be unsecured and interest-free.

Section 13. Effect of Partial Invalidity. The invalidity of any portion of this Agreement shall not affect the validity of any other provision. In the event that any provision of this Agreement is held to be invalid, the parties agree that the remaining provisions shall remain in full force and effect.

Section 14. Entire Agreement. This Agreement contains the complete Agreement between the parties and shall supersede all other agreements, either oral or written, between the parties. The parties stipulate that neither of them has made any representations except as are specifically set forth in this Agreement and each of the parties acknowledges that they have relied on their own judgment in entering into this Agreement.

Section 15. Successors and Assigns; Survival of Rights and Obligations.

a.	Binding Agreement; Employee’s Personal Agreement. This Agreement shall be binding upon and inure to the benefit of Employee’s and his heirs and legal representatives and Employer and its successors and assigns. Employee’s rights and obligations under this Agreement are personal and may not be assigned or transferred in whole or in part by Employee (except that his rights may be transferred upon his death by will, trust, or the laws of intestacy).

b.	Employer’s Successor. Employer will require any successor to all or substantially all of the business and assets of Employer (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place; except that no such assumption and agreement will be required if the successor is bound by operation of law to perform this Agreement. In this Agreement, “Employer” shall include any successor to Employer’s business and assets that assumes and agrees to perform this Agreement (either by agreement or by operation of law).

c.	Survival. The respective rights and obligations of Employer and Employee under this Agreement (including Sections 7, 9, 10, 11 and 16) shall survive the expiration or termination of the Agreement to the extent necessary to give full effect to those rights and obligations.

Section 16. Notices. All notices, requests, demands, and other communications shall be in writing and shall be given by registered or certified mail, postage prepaid, to the addresses shown on the first page of this Agreement, or to such subsequent addresses as the parties shall so designate in writing.

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Section 17. Dispute Resolution.

a.	Arbitration. The exclusive remedy or method of resolving all disputes or questions arising out of or relating to this Agreement (including its expiration or termination) or the expiration or termination of Employee’s employment hereunder (“Disputes”) shall be arbitration held in Dallas, Texas. Nevertheless, although disputes or questions arising out of or relating to Sections 6 and 7 shall be subject to arbitration, Employer shall not be precluded from also seeking and obtaining injunctive relief from any court of proper jurisdiction to enforce or protect its rights under Sections 6 and 7. Any arbitration may be requested or initiated by a party to the Dispute by written notice to the other party or parties to the Dispute specifying the subject of the requested arbitration and appointing the notifying Party’s arbitrator (“Arbitration Notice”).

b.	Arbitrators. Arbitration shall be before three arbitrators, one to be appointed by Employer, a second to be appointed by Employee, and a third to be appointed by the two arbitrators chosen by Employer and Employee. The third arbitrator shall act as chairman. If (i) the non-initiating party to the Dispute fails to appoint an arbitrator by written notice to the initiating party to the Dispute within ten days after the Arbitration Notice is given, or (ii) the two arbitrators appointed by the parties to the Dispute fail to appoint a third arbitrator within ten days after the date of the appointment of the second arbitrator, then the American Arbitration Association in Dallas, Texas, upon application of a party to the Dispute, shall appoint an arbitrator to fill that position.

c.	Award and Costs. The arbitration proceeding shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. A determination or award made or approved by at least two of the arbitrators shall be the valid and binding action of the arbitrators. The costs of arbitration (exclusive of the expense of a party to the Dispute in obtaining and presenting evidence and attending the arbitration and of the fees and expenses of legal counsel to a party to the dispute, all of which shall be borne by that party to the Dispute) shall be borne by Employer if Employee receives substantially the relief sought by him in the arbitration, whether by settlement, award, or judgment; otherwise, the costs shall be borne one-half by Employer and one-half by Employee. The arbitration determination or award shall be final and conclusive on the parties to the Dispute, and judgment upon such award may be entered and enforced in any court of competent jurisdiction.

Section 18. Tax Withholding. Employer shall be entitled to deduct and withhold from payments made under this Agreement all amounts required to satisfy its withholding obligations with respect to income, employment and any other applicable taxes.

Section 19. Attorney’s Fees. If any arbitration proceeding or any action for injunctive or declaratory relief is brought to enforce or interpret the provisions of this Agreement, attorney’s fees shall be borne by Employer if Employee is the prevailing party (or receives substantially the relief sought by Employee), otherwise each party will be responsible for its own attorney’s fees.

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Section 20. Additional Obligations. During and after the term of this Agreement, Employee shall, upon reasonable notice from Employer, furnish Employer with such information as may be in Employee’s possession, and cooperate with Employer as may reasonably be requested by Employer, in connection with any legal or governmental proceedings in which Employer or any of its affiliates is or may become a party. The Company shall reimburse Employee for his reasonable expenses in fulfilling his obligations under this Section 19.

Section 21. Amendment. Any modification, amendment or change of this Agreement will be effective only if it is in a writing signed by both parties.

Section 22. Governing Law. This Agreement, and all transactions contemplated by this Agreement, shall be governed by, construed, and enforced in accordance with the laws of the State of Texas.

Section 23. Headings. The titles to the Sections and the paragraphs of this Agreement are solely for the convenience of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

Section 24. MANAGEMENT ORGANIZATION. EMPLOYER, ACTING THROUGH ITS CHIEF EXECUTIVE OFFICER WITH THE CONCURRENCE OF THE INDEPENDENT MEMBERS OF EMPLOYER’S BOARD OF DIRECTORS, RESERVES THE RIGHT UNILATERALLY TO REVISE THE ORGANIZATION OF ANY AND ALL OF THE MANAGEMENT FUNCTIONS AND RELATED REPORTING RELATIONSHIPS AT ITS SOLE DISCRETION. THE CONTENTS OF THE DIAGRAM ATTACHED AS EXHIBIT A SHALL BE SUBORDINATE TO THE AUTHORITY OF EMPLOYER TO REVISE MANAGEMENT ORGANIZATION AND RELATED REPORTING RELATIONSHIPS AS PROVIDED IN THIS SECTION.

IN WITNESS WHEREOF, the parties have executed this Agreement on this 18th day of December, 2007.

EMPLOYEE:	EMPLOYER:

RBC Life Sciences

/s/ Kenneth L. Sabot	By:	/s/ Clinton H. Howard
(Signature)		(Signature)
(Kenneth L. Sabot)		Clinton H. Howard
Chief Executive Officer

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EXHIBIT A

EXHIBIT B

CASH INCENTIVE BONUS

In 2007, if Employer’s Pre-tax Income exceeds two hundred fifty thousand dollars ($250,000) as the “Base Income”, Employee shall be awarded a bonus for 2007 in an amount equal to 2% of that part of the Pre-tax Income of Employer that exceeds the Base Income. The amount of Employee’s cash incentive bonus for 2007 may not exceed two (2) times Employee’s annual base salary for 2007. Employee must be employed on December 31, 2007 in order to receive the bonus, unless otherwise provided under Section 9. The bonus will be paid on or before March 15, 2008 or, if later, within two weeks following the determination of Employer’s Pre-Tax Income for 2007.

Example: If the Pre-tax Income of Employer for 2007 is one million dollars ($1,000,000), Employee will be paid 2% of seven hundred fifty thousand dollars ($750,000) or fifteen thousand dollars ($15,000) provided Employer remained employed by Employer on December 31, 2007.

Employee shall be eligible for additional bonuses at the discretion of Employer’s Board, and will participate in an annual bonus plan that will be adopted in advance each year.

For purposes of this Exhibit B, “Pre-tax Income” means earnings (loss) from continuing operations before income taxes, as reported in Employer’s audited financial statements prepared in accordance with generally accepted accounting principles.